[KAYE SCHOLER LLP LETTERHEAD]

                    , 2010

TMS International Corp.

12 Monongahela Avenue

P.O. Box 2000

Glassport, PA 15045

Re:	TMS International Corp.
Registration Statement on Form S-1
Registration No. 333-166807

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of [            ] shares of class A common stock, par value $0.001 per share (the “Shares”), of TMS International Corp., a Delaware corporation (the “Company”). The Shares are to be sold pursuant to a purchase agreement to be entered into among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative, and the Selling Stockholders signatory thereto (in the form filed as Exhibit 1.1 to the Registration Statement, the “Underwriting Agreement”), including (a) [            ] Shares to be sold by the Company (the “Company Shares”) and (b) up to [            ] Shares to be sold by certain selling stockholders (the “Stockholder Shares”) and up to an additional [            ] Shares to be sold by the Company (the “Additional Company Shares”) and the selling stockholders (the “Additional Stockholder Shares”) if the underwriters exercise their over-allotment option.

We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware, as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Based on and subject to the foregoing, it is our opinion that the Shares are duly authorized and, upon the execution and delivery of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable as follows:

(1) in the case of the Company Shares and the Additional Company Shares, when the Company Shares or Additional Company Shares, respectively, have been issued and sold by the

TMS International Corp.	- 2 -	, 2010

Company and the Company has received the purchase price therefor, in accordance with the terms of the Underwriting Agreement; and

(2) in the case of the Stockholder Shares and the Additional Stockholder Shares, when the Stockholder Shares or Additional Stockholder Shares, respectively, have been issued by the Company upon the conversion of the shares of class B common stock, par value $0.001 per share, in accordance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,